Exhibit 99.2

Press Release	Source: Lincare Holdings Inc.

Lincare Holdings Inc. Announces Full Redemption of its 3.0% Convertible Senior Debentures

Monday April 21, 8:00 am ET

CLEARWATER, Fla., April 21 /PRNewswire-FirstCall/ — Lincare Holdings Inc. (Nasdaq: LNCR - News) announced today that it has called, for full redemption on June 15, 2008, all of the $275 million outstanding principal amount of its 3.0% Convertible Senior Debentures due 2033 (the “Debentures”).

Prior to 5:00 p.m., New York City time, on June 12, 2008, holders may convert their Debentures into common shares of Lincare Holdings Inc. at a conversion price of $53.33 per share (a conversion rate of 18.7515 shares per $1,000 principal amount of Debentures) by following the instructions set forth in the indenture governing the Debentures. Cash will be paid in lieu of issuing fractional common shares. Lincare Holdings Inc. will not make any payments or adjustments on account of any interest accrued on Debentures surrendered for conversion or on account of dividends on common shares issued on conversion. On April 18, 2008, the last reported sale price of Lincare Holdings Inc. common stock on the Nasdaq Global Market was $25.39 per share.

Any of the Debentures not converted prior to 5:00 p.m., New York City time, on June 12, 2008, will be automatically redeemed by Lincare Holdings Inc. on June 15, 2008, for cash in the amount of $1,000 per $1,000 principal amount of the Debentures, plus accrued and unpaid interest to, but excluding, the redemption date. No further interest will accrue on the Debentures on or after June 15, 2008.

A Notice of Redemption has been sent to The Depository Trust Corporation by U.S. Bank Trust National Association, the Trustee, Conversion Agent and Paying Agent for the Debentures. Registered holders of the Debentures can contact their respective brokers to obtain a copy of the notice.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the Debentures and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful.

Statements contained in this release that are not based on historical facts are forward-looking statements that are based on projections and estimates regarding the economy in general, the health care industry and other factors which impact the Company. These statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, levels of activity, performance or achievements to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statements. The estimates relate to reimbursement by government and third party payors for the Company’s products and services, the costs associated with government regulation of the health care industry and effects of competition and industry consolidation. In some cases, forward-looking statements that involve risks and uncertainties contain terminology such as “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or variations of these terms or other comparable terminology.